PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Executes Agreement to Acquire an Approximately 60,800 Square Foot
Medical Office Building in Mount Pleasant, South Carolina

Scottsdale, Arizona (March 2, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the execution of an agreement to acquire a medical office building located in Mount Pleasant, South Carolina, a suburb of Charleston, for approximately $10,000,000. In addition, HTA will incur certain acquisition related expenditures. The closing of the acquisition is subject to the satisfaction of a number of conditions.

The Medical Center at East Cooper is an approximately 60,800 square foot building located on the campus of East Cooper Regional Medical Center. The three story building is 90% leased to sixteen tenants. East Cooper Regional Medical Center is owned and operated as a subsidiary of Tenet Healthcare and is a 100-bed acute care hospital that has served Mount Pleasant residents since 1986. East Cooper Regional Medical Center is currently expanding and completing construction of a new 130-bed hospital that is located adjacent to the current hospital site.

“This acquisition is appealing because of its on-campus affiliation with Tenet Healthcare as well as its location within a fast growing Charleston submarket,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This acquisition expands our South Carolina portfolio to approximately 1,025,000 square feet with locations adjacent to significant hospitals.”

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded, real estate investment trust. In 2009, HTA acquired approximately $494 million in medical office and healthcare-related assets. These assets include a total of 13 acquisitions and one other real estate-related asset, representing approximately 2.3 million square feet. Since its formation in 2006, HTA has made 53 geographically diverse acquisitions valued at approximately $1.46 billion based on purchase price, which includes 179 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 7.4 million square feet, and includes 160 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the new building adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of the building may not be completed if the conditions to closing are not satisfied; the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economy of Mount Pleasant, South Carolina; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of HTA’s investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in HTA’s periodic reports, as filed with the Securities and Exchange Commission.